Exhibit 15.1

2 February 2006

The Board of Directors
Amarin Neuroscience Limited (formerly Laxdale Limited)

We are aware of the incorporation by reference in the Registration Statement on Form F-3 of Amarin Corporation plc for the registration of 36,369,132 of its ordinary shares on behalf of the selling shareholders named therein of our report dated 7 February 2005 relating to the unaudited condensed interim financial statements of Amarin Neuroscience Limited (formerly Laxdale Limited) that are included in Amarin Corporation plc’s Report on Form 6-K dated 7 February 2005.

Yours faithfully

Ernst & Young LLP